Exhibit 10.1

MDC PARTNERS INC.
745 Fifth Avenue
New York, N.Y. 10151

, 2011

[Executive]
MDC Partners Inc.
745 Fifth Avenue
New York, N.Y.  10121

RE:	Incentive/Retention Payment

Dear [Executive],

We are pleased to offer you the mid-year 2011 incentive and retention payment described below in exchange for your agreement to remain employed with MDC Partners Inc. (“MDC Partners”) through July 31, 2014.  Your incentive and retention payment amount will be equal to $_____ (the “Incentive/Retention Payment”), less applicable tax withholdings.

The Incentive/Retention Payment will be paid on or prior to August 15, 2011, and is in addition to all other compensation paid to you by MDC Partners.  By your acceptance of the terms and conditions of this Incentive/Retention Payment, you hereby agree that if (i) you voluntarily resign your employment with MDC Partners without “Good Reason” (as the same may be defined in your employment agreement) prior to July 31, 2014, or (ii) you are terminated by MDC Partners for “Cause” (as defined in your employment agreement) prior to July 31, 2014, then you shall be required to repay to MDC Partners a percentage of the Incentive/Retention Payment, determined according to the following schedule:

Repayment
Termination Date	Percentage
On or before December 31, 2011	100%
On or after January 1, 2012 and on or before June 30, 2012	75%
On or after July 1, 2012 and on or before December 31, 2012	50%
On or after January 1, 2013 and on or before December 31, 2013	25%
On or after January 1, 2014 and on or before July 31, 2014	10%

Any amounts to be repaid on or prior to December 31, 2011 shall be repaid in full, and any amounts to be repaid after January 1, 2012, shall be calculated on a net after-tax basis.  For example, if you resign your employment with MDC Partners without Good Reason in March 2012, then you would be required to repay 75% of the net after-tax amount of the Incentive/Retention Payment to MDC Partners.  Conversely, if prior to July 31, 2014, your employment is terminated due to death; by MDC Partners without Cause; or by you for Good Reason, then you will not have to repay any portion of your Incentive/Retention Payment. After July 31, 2014, all repayment provisions relating to the Incentive/Retention Payment shall terminate and be of no further force or effect.

In addition, you acknowledge and agree that MDC Partners shall retain the right, in the reasonable discretion of the Human Resources and Compensation Committee, to require repayment of all or a portion of the net-after tax Incentive/Retention Payment in the event that MDC Partners does not achieve its full year financial performance target for 2011, and you hereby agree to promptly repay to MDC Partners the required net-after tax amount of the Incentive/Retention Payment required, if any.

As an executive officer of MDC Partners, you are subject to MDC Partners’ Stock Ownership Guidelines, which require in part that you will spend not less than 5% of your annual incentive cash bonus (calculated on a net after-tax basis) to purchase shares of MDC Partners’ Class A stock in the open market.  You hereby reaffirm your obligations to comply with Stock Ownership Guidelines, and agree to spend not less than 5% of your Incentive/Retention Payment (calculated on an after-tax basis) by purchasing shares of MDC Partners’ Class A stock in the open market during the 30-day period following receipt of the Incentive/Retention Payment.

If the terms of the Incentive/Retention Payment as outlined in this letter agreement are acceptable to you, please indicate your acceptance of them by signing both originals of this letter in the space provided below, retaining one original for your files, and returning the other original to my attention.  We are very pleased to offer you this Incentive/Retention Payment and look forward to your continued achievement and success with MDC Partners.

Sincerely,

MDC Partners Inc.

Name: Michael Sabatino
Title: Chief Accounting Officer

MDC Partners Inc.

By:
Name: Mitchell Gendel
Title: General Counsel

Acknowledged and agreed:

_______________________________
[Executive]